PetLife Pharmaceuticals Signs Letter of Intent to Acquire Healthy Life Pets Brand

Feb 28, 2017

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PetLife Pharmaceuticals, Inc. (OTCQB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, announced today that it signed a Letter of Intent to acquire the assets of Healthy Life Pets. Most commonly known as Dr. Geoff’s Real Food for Pets™, assets in this brand include six SKUs of retail-ready products, including both canned food and antioxidant supplements.

“Dr. Geoff’s products are some of the best in the world, and the pet food line will be a welcome addition to the growing PetLife portfolio,” said Ralph Salvagno, M.D., CEO of PetLife Pharmaceuticals. “Through extensive research based on our pets’ ancestral diets, Dr. Geoffrey Broderick has proven that when dogs and cats ate the same wild, fresh fare before manufactured pet food, they lived longer.”

This acquisition will allow PetLife to benefit from almost a half-century of research and development. Additionally, it will save PetLife and its shareholders the substantial cost normally seen in the development of a product of this magnitude, being that the current Dr. Geoff’s product line is market ready.

According to the President of PetLife Pharmaceuticals, Geoffrey Broderick, Jr., “Dr. Geoff’s Real Food for Pets™ is the next generation of my father’s famous Cornucopia Pet Foods, which started the entire natural pet food industry, and this means that Dr. Geoff’s is almost 50 years in the making. My father, Dr. Broderick, has reached national and international acclaim for his lifetime of revolutionary work and his success in the nutritional pet industry. Now Dr. Geoff’s will be his veterinary legacy, while providing the building blocks for future nutraceuticals currently under development by PetLife (with Dr. Geoff’s simultaneously maintaining its brand continuity). PetLife Pharmaceuticals was founded with the same mission of helping pets live longer, healthier lives, and this acquisition will bring us one step closer to fulfilling that goal.”

Since 1969, renowned veterinarian Dr. Geoffrey Broderick has been a pioneer in the premium, natural pet food world. Using only superior quality, natural ingredients, Dr. Geoff’s Real Food for Pets™ is based on the dietary needs of pets, not the cost of the products. The food is formulated so that both cats and dogs eat the same diet, a rarity in the pet product market. In addition, Dr. Broderick has developed two groundbreaking Superfood Supplements: ImmunoPower™ and Antioxidant Boost™ Superfoods.

“This acquisition will allow us to make Dr. Geoff’s Real Food for Pets™ available to pets nationwide,” said Todd Cook, CEO of Healthy Life Pets. “Dr. Broderick has developed a food that’s a smarter and healthier choice for both pets and their owners’ wallets. Our food has more nutrition and healthier fat from animal proteins and less broth or water, which results in a higher concentration of nutrients for pets, equating to less food needing to be consumed daily.”

The closing of the transaction is expected before April 30, 2017.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife's mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology—with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

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